EXHIBIT 99.1

For Immediate Release: September 29, 2016
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Joseph Kuo / Matthew Griffes
Haven Tower Group
jkuo@haventower.com / mgriffes@haventower.com
424 652 6520 ext 101 or ext 103

Griffin Capital Essential Asset REIT II Acquires IGT’s North American Gaming and Interactive Headquarters in Las Vegas, Nevada

El Segundo, Calif. (September 29, 2016) - Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the acquisition of a Class “A”, three-story, 222,268 square-foot office facility (“Property”) fully leased to IGT (“Tenant”) and guaranteed by the Tenant’s parent company, International Game Technology PLC (NYSE: IGT). IGT has occupied the facility since it was constructed as a build-to-suit in 2008. In November 2015, the Tenant executed a 15-year triple net lease and is utilizing the Property as its North American Gaming and Interactive Headquarters. The REIT purchased the Property for $66.5 million from Panattoni Development Company (“Seller”).
International Game Technology PLC is the world’s largest developer of technology-based products and services and associated content for worldwide gaming and lottery markets. The Property is home to the key executives of the North American Gaming and Interactive business unit, including the business unit’s CEO, as well as the company’s engineering and sales staff. The critical operating functions performed at the Property include engineering, sales, corporate communications, and software development. Located in the burgeoning Southwest Submarket within close proximity to the major freeway network (215 Beltway and Interstate 15), the Property offers the Tenant access to Las Vegas’ talented labor pool that is well versed in both gaming hardware and software.
Commenting on the acquisition, Michael Escalante, Griffin Capital’s Chief Investment Officer and President of the REIT, said, “The IGT asset meets the REIT’s criteria of investing in business essential, institutional-quality properties leased to corporate tenants with healthy credit dynamics on a long-term basis. Given those characteristics, this acquisition is an excellent addition to our REIT’s portfolio and we are pleased to welcome this market leader in the gaming machine industry to our roster of tenants.”
The Seller was represented by The Shannon Team of Newmark Grubb Knight Frank and CBRE.
About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type and lease duration. As of September 27, 2016, Griffin Capital Essential Asset REIT II, Inc. has acquired 28 office and industrial buildings totaling approximately 4.5 million rentable square feet and asset value of approximately $745 million.

About Griffin Capital Corporation
Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 55 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 30 states and the United Kingdom, representing approximately $6.8 billion* in asset value, based on purchase price, as of August 1, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.